Exhibit 99.1

Trovagene Forms European Institute with Alberto Bardelli, Ph.D.; Core Technologies Transferred from University of Torino

Trovagene Research Institute aims to improve cancer care through advanced genomic solutions with the mission of accelerating adoption of Trovagene’s Precision Cancer Monitoring platform in translational research and clinical applications

SAN DIEGO, CA — September 10, 2015 — Trovagene, Inc., (NASDAQ: TROV) a developer of cell-free molecular diagnostics, announced today the establishment of Trovagene Research Institute (TRI), a European subsidiary focused on expanding the capabilities and adoption of the Company’s Precision Cancer MonitoringSM (PCM) platform. Alberto Bardelli, Ph.D., an internationally recognized leader in cell-free DNA cancer research, will be the Scientific Chair of TRI. Dr. Bardelli, currently affiliated with the Department of Oncology, Torino Medical School and the Candiolo Cancer Institute in Italy, was among the first to identify mutations in the kinase genes associated with colorectal cancer and other malignancies while at Johns Hopkins University. He has authored or co-authored over 140 published papers, including his team’s most recent widely acclaimed publication in Nature Medicine(1), entitled Clonal evolution and resistance to EGFR blockade in the blood of colorectal cancer patients.

“Trovagene’s vision for the broad applications of its liquid biopsy platform in the treatment of cancer patients and the Company’s commitment to innovative cell-free DNA technologies were key factors in my decision to be involved in the Trovagene Research Institute after serving on the Company’s Scientific Advisory Board for the past year,” said Dr. Bardelli. “The use of a non-invasive urine sample to monitor circulating tumor DNA has the potential to fundamentally change the practice of medicine, and I am looking forward to integrating the work we have done with Trovagene’s platform to improve the outcomes of cancer patients.”

Concurrent with the establishment of TRI, the Company has entered into a collaboration with the Department of Oncology at the University of Torino, a leading research center in Southern Europe. This collaboration seeks to leverage the superior benefits of urine as a specimen for the detection and monitoring of oncogenic mutations, along with the capabilities and relationships of the University and Dr. Bardelli’s team.  Professor Giorgio Scagliotti, Director of the Department of Oncology at the University of Torino was recognized this week as the new president of the International Association for the Study of Lung Cancer (IASLC) at the World Lung Cancer Conference in Denver, CO.

(1)  Nature Medicine 21, 795—801 (2015) doi:10.1038/nm.3870

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“The University is looking forward to working with TRI to make Trovagene’s novel liquid biopsy platform available to clinicians and patients in Europe,” stated Dr. Scaglotti. Accessing longitudinal information about driver mutations in cell-free DNA has become a reality, and Trovagene’s platform combines convenience and ease of use with potential best-in-class molecular monitoring performance. “The University of Torino is focused on leading edge research and translational science, and we are excited to be the first in Europe to offer Trovagene’s PCM platform in clinical settings.”

“We are thrilled to enter into this relationship with Dr. Bardelli and the University of Torino,” added Antonius Schuh, Ph.D., CEO of Trovagene. “Bringing Alberto and his scientific team on board is a major milestone for the Company as we seek to expand our liquid biopsy portfolio and our reach into research, clinical and pharmaceutical customer channels.”

Alberto Bardelli, Ph.D. is a pioneering scientist in the field of cancer genomics and the modeling of cancer using isogenic cell-lines. He developed a generation of isogenic cell-lines harboring subtle kinase mutations designed to accurately predict responses to targeted agents in humans. Based on this research, Dr. Bardelli co-founded Horizon Discovery Group, plc, one of the fastest growing biotechnology companies in Europe. In 2014, Dr. Bardelli was nominated by Thomson Reuters to join the list of the world’s most influential scientific minds. He currently serves as an associate professor at the Department of Oncology at the University of Torino as well as Director, Laboratory of Molecular Oncology at the Candiolo Cancer Institute. Since 2004, Dr. Bardelli has directed a research group focused on the identification of mutations in oncogenes that may represent valid therapeutic targets for human cancers and the development of targeted therapies. A cum laude graduate of the University of Torino with an undergraduate degree in biological sciences, Dr. Bardelli earned his Ph.D. in biochemistry and molecular biology from University College London. He served as a postdoctoral fellow at Johns Hopkins University School of Medicine and the Howard Hughes Medical Institute from 1999 — 2004 where he received the prestigious Alfred Blalock Research Award in 2004.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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